Exhibit 10.1

CHANGE OF CONTROL PLAN

EFFECTIVE JANUARY 1, 2016

1.	Introduction. The purpose of the Affymetrix, Inc. Change of Control Plan (the “Plan”) is to provide severance benefits to eligible employees of Affymetrix, Inc. and its subsidiaries (the “Company”) when there has been a “change of control” of the Company followed by the eligible employee’s termination of employment under specified circumstances.

2.	Effective Date. The effective date of the Plan is January 1, 2016 (the “Effective Date”). As of the Effective Date, the Plan supersedes and replaces the Change of Control Plan dated May 14, 2010.

3.	Term. The Plan shall be in effect from the Effective Date until terminated by the Company. The Board shall have the power to amend or terminate this Plan from time to time in its discretion prior to the occurrence of a Change of Control. Following a Change of Control, this Plan may not be terminated or amended in a manner adversely to any Covered Employee for 12 months following a Change of Control. The termination or amendment of the Plan at any time shall not affect any benefits to which a Covered Employee has previously become entitled hereunder.

4.	Definitions. The following words and phrases shall have the following respective meanings:

4.1	“Administrator” means the Senior Vice President of Human Resources of the Company or his/her designee; provided that with respect to any Covered Employee who is a Section 16 officer of the Company, the Administrator shall be the Compensation Committee of the Board.

4.2	“Board” means the Board of Directors of the Company or the Compensation Committee thereof.

4.3	“Cash Severance Payment” means, for a Covered Employee, an amount equal to the Severance Multiple times the sum of (i) such Covered Employee’s Monthly Base Pay and (ii) such Covered Employee’s Monthly Target Bonus.

4.4	“Cause” means (i) willful and continued failure to substantially perform his or her duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any willful act or omission constituting dishonesty, fraud or other malfeasance against the Company; (iii) conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or (iv) material breach of any of the policies of the Company. Notwithstanding the forgoing, for Non-U.S. Covered Employees, the definition of “Cause” shall be deemed to be modified to the extent that the definition (or an element thereof) is impermissible under applicable law, to the minimum extent required to comply with any such law.

4.5	“Change of Control” shall have the meaning set forth in the Company’s Amended and Restated 2000 Equity Incentive Plan.

4.6	“Code” means the Internal Revenue Code of 1986, as amended.

4.7	“Covered Employee” means each Full-Time Employee of the Company. An individual who is providing services as a probationary or fixed-term employee (or pursuant to any similar initial employment evaluation arrangement) shall, notwithstanding such probationary or fixed-term status, be eligible to participate in the Plan, if such individual is described in the preceding sentence.

4.8	“Full-Time Employee” means those employees employed by the Company who are regularly scheduled to perform 30 or more hours of work per week, without giving effect to any decrease in such regular work schedule following a Change of Control, but excluding temporary and seasonal employees. With respect to employees employed outside of the United States, the Administrator may modify the foregoing eligibility requirement as required by applicable law.

4.9	“Good Reason” means, except as otherwise provided pursuant to Exhibit A, without the Covered Employee’s written consent, (i) a 10% reduction in base pay or salary as in effect immediately prior to a Change of Control, (ii) a principal work location that is more than forty-five (45) miles from the Covered Employee’s principal work location immediately prior to the Change of Control, or (iii) if specified on Exhibit A with respect to the Covered Employee’s job level, a material reduction in job duties and responsibilities as such Covered Employee had prior to a Change of Control. In order to resign for Good Reason, the Covered Employee must provide the Company with written notice of the events constituting Good Reason within ninety (90) days of the date such event arises, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition. Unless the Company remedies such Good Reason within such thirty (30) day period, the Covered Employee’s employment with the Company shall terminate immediately following the expiration of such thirty (30) day cure period. Notwithstanding the forgoing, for Non-U.S. Covered Employees, the definition of “Good Reason”, and the foregoing notice and cure periods, shall be deemed to be modified to the extent that the definition (or an element thereof) or notice and cure periods is impermissible under applicable law, to the minimum extent required to comply with any such law.

4.10	“Monthly Base Pay” means the Covered Employee’s annualized regular straight-time salary as in effect on the date of termination of employment or, if greater, as in effect immediately prior to the Change of Control, in either case divided by 12.

4.11	“Monthly Target Bonus” means an amount, if any, equal to the annualized target amount which the Covered Employee is eligible to earn under the Company’s annual cash incentive plan in effect on the date of termination of employment or, if higher, such target amount as was in effect immediately prior to the occurrence of a Change of Control, in either case divided by 12.

4.12	“Qualifying Termination” means the Covered Employee’s employment is terminated upon or within 12 months following a Change of Control either (i) by the Company without Cause or (ii) by the Employee for Good Reason.

4.13	“Non-U.S. Covered Employee” means each Covered Employee primarily providing services outside of the United States.

4.14	“Release Period” means the forty-five (45) day period (or, for Non-US Employees, such other period required by applicable law), commencing on the date of the Covered Employee’s Separation from Service, by which he or she must sign the Release in order to receive a Severance Benefit.

4.15	“Section 409A” means Section 409A of the Code.

4.16	“Separation from Service” means the Covered Employee’s termination of employment with the Company and its Affiliates (which shall be interpreted in accordance with the requirements of Section 409A to the extent required).

4.17	“Severance Benefits” means the compensation and other benefits the Covered Employee will be provided with pursuant to Section 6 and Exhibit A.

4.18	“Severance Multiple” means the number of months set forth on Exhibit A as determined based on the Covered Employee’s job level as of the date of termination of employment.

5.	Treatment of Equity Awards Upon a Change of Control.

5.1	Treatment of Equity Awards. Upon the occurrence of a Change of Control, or the execution by the Company of any agreement with respect to a Change of Control, the Board shall take any one or more of the following actions with respect to outstanding compensatory stock options, restricted stock, restricted stock units or other equity awards (collectively, but subject to Section 5.2 below with respect to Performance Awards, “Equity Awards”) held by any Covered Employee at such time:

(a)	provide that outstanding Equity Awards shall be continued by the Company if the Company is the surviving entity or shall be assumed, or equivalent Equity Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), with such assumed or substituted awards being considered Equity Awards for purposes of Section 6 below;

(b)	upon written notice to the holders of Equity Awards, provide that all Equity Awards will become vested and, if applicable, exercisable in full as of a specified time (the “Acceleration Time”) prior to the Change of Control and will terminate immediately prior to the consummation of such Change of Control; or

(c)	provide that all outstanding Equity Awards shall terminate upon consummation of such Change of Control and each holder of such Equity Awards shall receive, in exchange for each share subject to an Equity Award, cash and/or stock equivalent to the fair market value of the consideration received by a holder of common stock of the Company, over the per share exercise price or purchase price, if any, of such Equity Awards.

5.2	Performance Equity Awards. Except as expressly set forth in an award agreement or as determined by the Board, with respect to any Equity Awards that are subject to performance conditions, if a Change of Control occurs before the end of a performance period and before the achievement of the performance conditions has been determined (“Performance Awards”), such performance conditions shall be deemed achieved at the target level immediately prior to the Change of Control but shall remain subject to the service-based vesting conditions originally set forth in such Performance Award (the “Earned Performance Awards”), subject to Section 5.1 and Section 6. Any amounts over the target level shall be forfeited prior to the Change of Control and shall not be considered Equity Awards for purposes of Section 5.1 or Section 6.

6.	Change of Control Severance Payments and Benefits.

6.1	Termination Following a Change of Control. In the event of a Qualifying Termination, subject to the Release requirements set forth in Section 6.2, the Covered Employee shall receive the following Severance Benefits, in addition to any accrued compensation and benefits required to be provided under applicable law or Company plan:

(a)	Cash Severance Payment. The Covered Employee will be paid a lump sum single payment equal to his or her Cash Severance Payment, which will be paid within sixty (60) days following the Covered Employee’s Separation from Service.

(b)	Payment in Lieu of Medical Benefits. The Covered Employee will be paid a lump sum cash payment equal to (x) 135% of the initial monthly COBRA continuation premium (or similar non-U.S. coverage cost as determined by the Administrator) for the Participant and his or her eligible dependents for the coverage option and level of medical, dental and/or vision coverage in effect for the Participant immediately prior to the Date of Termination times (y) the Severance Multiple. Such payment will be paid within sixty (60) days following the Covered Employee’s Separation from Service. With respect to any Non-U.S. Covered Employee, in lieu of the foregoing cash payment, the Company may determine to provide such benefits coverage for a number of months following Separation from Service equal to the Severance Multiple (or a longer period that is expressly required by applicable statute) at the level provided to the Non-U.S. Covered Employee by the Company prior to termination (or, if greater, at the level required by statute) to the extent such continued participation is permitted under the terms of any applicable group health plan and applicable law.

(c)	Accelerated Vesting of Equity Awards. Any Equity Awards that are outstanding and unvested as of the Separation from Service (including any Earned Performance Awards pursuant to Section 5.2) will not be forfeited on the Separation from Service but will become fully vested and, if applicable, exercisable or settled on the Release Effective Date (or as soon as practical thereafter, but in no event later than 60 days following the Separation from Service).

6.2	Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign, within the Release Period, a waiver and release of all claims arising out of the termination of the Covered Employee’s employment with the Company and its subsidiaries and affiliates in a form that is acceptable to the Company (the “Release”) and let such Release become effective by its terms (the “Release Effective Date”). Notwithstanding the foregoing, a Non-U.S. Covered Employee shall not be required to execute a Release as a condition to receiving Severance Benefits to the extent such a condition is prohibited by applicable law. The Administrator may modify, in good faith, the form of Release for Non-U.S. Covered Employees to the minimum extent necessary to comply with applicable local law and preserve the intent of the Release.

6.3	No Duplication of Benefits; Applicable Law. To the extent permitted by applicable law, any Severance Benefit payable under the Plan shall be reduced by (i) any Base Pay paid to the Covered Employee for any statutory or contractual notice period (including any payment in lieu of notice or payment made in any such notice period during which the Covered Employee is not providing active services) and (ii) any statutory severance amounts paid to the Covered Employee (the aggregate amount of any such reduction being referred to hereinafter as, the “Offset”). To the extent that a Non-U.S. Covered Employee is entitled under applicable law or an agreement with the Company to severance payments or benefits that are more favorable to the employee, the employee will be entitled to such greater payments or benefits. The Administrator may modify, in good faith, the notice and cure procedure set forth in the Plan for Non-U.S. Covered Employees to the minimum extent necessary to comply with applicable local law; provided that such modifications shall, to the maximum extent permissible under applicable local law, be no less favorable to such Non-U.S. Covered Employee than those set forth herein.

7.	Section 280G Limitation for Officers, Highly Compensated Employees and 1% Stockholders.

(a)	Anything in this Plan to the contrary notwithstanding, in the event that any payment or benefit received or to be received by the Covered Employee (including any payment or benefit received in connection with a Change of Control or the termination of the Covered Employee’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed by Section 4999 of the Code (including any interest or penalties incurred by the Covered Employee with respect thereto, the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Severance Benefits shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if:

(A)	the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to

(B)	the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)	In such event, the Total Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(c)	The calculations contemplated by this Section shall be done by such accounting or tax experts as may be designated by the Company prior to a Change of Control and shall be binding on the Company and the Covered Employee.

8.	Withholding. The Company will withhold from any amounts payable under the Plan all U.S. federal, state, local and other taxes, and non-U.S. income and employment taxes, social contributions and any other tax-related items, required to be withheld therefrom and any other required payroll deductions.

9.	ERISA. For Covered Employees in the United States, with respect to the Severance Benefits under Section 5 of the Plan, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b). This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

10.	Administration. The Plan will be administered and interpreted by the Administrator (in the Administrator’s reasonable, good faith discretion). The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan, the authority to take such actions is subject to the prior approval of the Board. For Covered Employees providing services in the United States, the Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

11.	Eligibility to Participate. An employee acting as the Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The chief executive officer of the Company will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

12.	Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator or his or her designee. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to perfect the claim, an explanation as to why such information is necessary and an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal, if applicable. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. The foregoing period may be extended up to 120 days with respect to Non-U.S. Covered Employees to the extent permitted by applicable law and upon written notice to the Non-U.S. Covered Employee.

13.	Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. If the claimant’s appeal is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe the claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice will also include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if applicable. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If a Covered Employee or another interested person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Facts and evidence that become known to a Covered Employee or the other interested person after having exhausted the claims procedure must be brought to the attention of the Administrator for reconsideration of the claims determination. Issues not raised with the Administrator will be deemed waived. Notwithstanding the forgoing, Sections 12 and 13 shall be deemed to be modified to the extent necessary to comply with laws governing claim procedures applicable to Non-U.S. Covered Employees.

14.	Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

15.	Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

16.	No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees, including Covered Employees, at any time, with or without cause, in accordance with the employee’s contract of employment, if any, and any applicable laws.

17.	Section 409A Compliance. This Plan is intended to comply with or be exempt from all of the requirements of Section 409A and any regulatory, administrative or judicial guidance thereunder and shall be administered and interpreted in accordance with that intention. This Plan is intended to meet the requirements of the short term deferral or separation pay plan exemptions under Section 409A. Any payment from the Plan that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. If the Covered Employee is a specified employee (as defined under Section 409A) as of his or her date of Separation from Service and any Severance Benefit is determined to be nonqualified deferred compensation subject to Section 409A, then, to the extent required to comply with Section 409A, such payment (or the applicable portion thereof) shall not be made until the date which is the earlier of: (a) the date six months after the Covered Employee’s Separation from Service, or (b) the date of the Covered Employee’s death. Payments upon termination of employment subject to the requirements of Section 409A may only be made upon a Separation from

Service. Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A and a series of installment payments shall be treated as a series of separate payments. In no event may an employee, directly or indirectly, designate the calendar year of any payment to be made under the Plan. If the maximum period during which an employee has the ability to consider and revoke the Release hereunder would span two taxable years of the employee, then, regardless of when the employee signs the Release and the revocation period expires, payment of severance benefits hereunder will be made or commence in the second of such taxable years to the extent required to comply with Section 409A.

18.	Applicable Law and Choice of Forum. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California and any action brought under the Plan will be brought in the State of California, in each case, except as otherwise required by the laws or mandatory rules of a jurisdiction outside the United States in which a Non-U.S. Covered Employee is employed (in which such case the applicable law and choice of forum required in such jurisdiction shall apply).

19.	Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

20.	Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

21.	Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company by written agreement, by-laws, incorporation documents or state law.

23.	Representations by the Company. Except as provided in Section 3 or 10 above, no employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms and conditions of the Plan. No verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding on the Plan, the Administrator or the Company.

24. Additional Information.

Plan Name:	Affymetrix, Inc. Change of Control Plan

Plan Sponsor:	Affymetrix, Inc.

Identification Numbers:	EIN:
PLAN:

Plan Year:	Calendar year

Plan Administrator:	Affymetrix, Inc.
Attention: General Counsel
3420 Central Expressway
Santa Clara, California 95051
(408) 731-5000

Agent for Service of Legal Process:	Affymetrix Inc.
Attention: General Counsel
3420 Central Expressway
Santa Clara, California 95051
(408) 731-5000

EXHIBIT A

Employee Job Level	Severance Multiple	”Good Reason” Definition
13 and above	24	See note 1.
12	12	See note 1.
9 to 11	9	See note 2.
5 to 8	6	See note 2.
4 and below	3	See note 2.

(1)	These job levels include clause (iii) of the definition of Good Reason.

(2)	These job levels do not include clause (iii) of the definition of Good Reason. Only clauses (i) and (ii) apply.